Exhibit 99.1

New Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Third-Quarter Results and Raises 2011 EPS Guidance

•	Earnings per share of $1.46 reported on revenue of $17.7 billion

•	Backlog grew to $332 billion, including $26 billion in orders during the quarter

•	Operating cash flow of $0.4 billion reflects continued investment in development programs and $0.5 billion of pension funding

•	Cash and marketable securities of $9.2 billion provide strong liquidity

•	2011 earnings per share guidance increased to between $4.30 and $4.40 per share on strong core performance across businesses

Table 1. Summary Financial Results

	Third Quarter			Nine Months
(Dollars in Millions, except per share data)	2011	2010	Change	2011	2010	Change
Revenues	$17,727	$16,967	4%	$49,180	$47,756	3%
Earnings From Operations	$1,714	$1,387	24%	$4,247	$3,868	10%
Operating Margin	9.7%	8.2%	1.5 Pts	8.6%	8.1%	0.5 Pts
Net Income	$1,098	$837	31%	$2,625	$2,143	22%
Earnings per Share	$1.46	$1.12	30%	$3.49	$2.89	21%
Operating Cash Flow	$449	$1,855	(76%)	$1,092	$1,836	(41%)

CHICAGO, October 26, 2011 – The Boeing Company [NYSE: BA] reported third-quarter net income of $1.1 billion, or $1.46 per share, on revenue of $17.7 billion. Operating margin of 9.7 percent reflects continued strong core performance across the company’s businesses, partially offset by higher pension expense.

The company increased its 2011 earnings per share guidance to between $4.30 and $4.40 per share reflecting the strong core performance. Total company 2011 revenue is narrowed to between $68 and $70 billion. Operating cash flow guidance is unchanged.

“Strong operational performance drove double-digit margins in both of our major businesses and produced an outstanding quarter,” said Boeing chairman, president and chief executive officer, Jim McNerney. “We also strengthened our foundation for accelerated growth by completing development and certification of the 787-8 Dreamliner and 747-8 Freighter, launching the new 737 MAX, and continuing our disciplined ramp up in commercial airplane production rates. Our improved outlook for earnings reflects confidence in our market positions, and our team’s relentless focus on productivity and disciplined execution.”

Table 2. Cash Flow

	Third Quarter		Nine Months
(Millions)	2011	2010	2011	2010
Operating Cash Flow	$449	$1,855	$1,092	$1,836
Less Additions to Property, Plant & Equipment	($380)	($282)	($1,142)	($725)

Free Cash Flow*	$69	$1,573	($50)	$1,111

*	Non-GAAP measure. A complete definition and reconciliation of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 8, “Non-GAAP Measure Disclosure.”

Boeing’s quarterly operating cash flow was $0.4 billion, with strong operating performance more than offsetting continued investment in development programs and discretionary pension funding of $0.5 billion. Free cash flow* was $0.1 billion in the quarter (Table 2).

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	3Q11	2Q11
Cash	$5.9	$5.0
Marketable Securities[1]	$3.3	$3.8

Total	$9.2	$8.8
Debt Balances:
The Boeing Company	$9.0	$8.9
Boeing Capital Corporation	$3.4	$2.7

Total Consolidated Debt	$12.4	$11.6

[1]	Marketable securities consists primarily of time deposits due within one year classified as “short-term investments.”

Cash and investments in marketable securities totaled $9.2 billion at quarter-end (Table 3), up from $8.8 billion at the beginning of the quarter. Debt balances grew to $12.4 billion at quarter-end, up from $11.6 billion, due to the issuance of new debt at Boeing Capital Corporation.

Total company backlog at quarter-end was $332 billion, up from $323 billion at the beginning of the quarter. Net orders for the quarter were $26 billion and included a significant mix of wide-body commercial airplanes. Backlog is up $10.7 billion from year-end, reflecting $61 billion of net orders in the first nine months of 2011.

Segment Results

Commercial Airplanes

Table 4. Commercial Airplanes Operating Results

	Third Quarter				Nine Months
(Dollars in Millions)	2011	2010	Change		2011	2010	Change
Commercial Airplanes Deliveries	127	124	2%		349	346	1%
Revenues	$9,515	$8,749	9%		$25,476	$23,650	8%
Earnings from Operations	$1,085	$1,017	7%		$2,514	$2,379	6%
Operating Margins	11.4%	11.6%	(0.2	)Pts	9.9%	10.1%	(0.2	)Pts

Boeing Commercial Airplanes third-quarter revenue increased by 9 percent to $9.5 billion on higher deliveries and improved mix. Operating margin was 11.4 percent, reflecting continued strong operating performance (Table 4).

During the quarter, the 787-8 and 747-8 Freighter completed flight testing activities and achieved FAA certification. In September, the first 787 Dreamliner was delivered to launch customer, ANA, and, in October, the first 747-8 Freighter was delivered to Cargolux.

At quarter end, the 787 had 821 units sold firm and approximately 200 options. The company established the initial accounting quantity for the 787 program at 1,100 units, consistent with accounting practices applied on other new airplane programs.

Also during third quarter, the company launched the 737 MAX, the new engine variant of the 737. At the time of launch, the company had received nearly 500 order commitments.

Commercial Airplanes booked 255 net orders during the quarter and 426 during the first nine months of 2011. Backlog remains strong with more than 3,500 airplanes valued at $273 billion.

Boeing Defense, Space & Security

Table 5. Defense, Space & Security Operating Results

	Third Quarter			Nine Months
(Dollars in Millions)	2011	2010	Change	2011	2010	Change
Revenues
Boeing Military Aircraft	$3,964	$3,790	5%	$10,998	$10,611	4%
Network & Space Systems	$2,276	$2,344	(3%)	$6,706	$7,021	(4%)
Global Services & Support	$1,960	$2,048	(4%)	$5,801	$6,146	(6%)

Total BDS Revenues	$8,200	$8,182	0%	$23,505	$23,778	(1%)
Earnings from Operations
Boeing Military Aircraft	$397	$312	27%	$1,152	$935	23%
Network & Space Systems	$179	$152	18%	$520	$493	5%
Global Services & Support	$248	$220	13%	$621	$631	(2%)

Total BDS Earnings from Operations	$824	$684	20%	$2,293	$2,059	11%
Operating Margins	10.0%	8.4%	1.6 Pts	9.8%	8.7%	1.1 Pts

Boeing Defense, Space & Security’s third-quarter revenue was $8.2 billion, while operating margin was 10.0 percent (Table 5).

Boeing Military Aircraft (BMA) third-quarter revenue increased to $4.0 billion, due to higher Airborne Early Warning & Control deliveries and C-17 mix. Operating margin was 10.0 percent, reflecting strong operating performance and changes in delivery mix. During the quarter, BMA was awarded a contract from the U.K. Ministry of Defence to provide 14 CH-47 Chinook helicopters and associated support to the Royal Air Force and the KC-46A Tanker program successfully completed the Integrated Baseline Review with the U.S. Air Force.

Network & Space Systems (N&SS) third-quarter revenue was $2.3 billion. Operating margin was 7.9 percent, reflecting improved performance on the commercial satellite programs. During the quarter, N&SS was awarded a contract modification with the U.S. Air Force for the full production, launch and on-orbit activation of the seventh Wideband Global SATCOM satellite.

Global Services & Support (GS&S) third-quarter revenue was $2.0 billion. Operating margin was 12.7 percent, reflecting improved performance in integrated logistics. During the quarter, GS&S was awarded a contract from the U.S. Air Force for support and logistics to India’s recently announced acquisition of 10 C-17 airlifters and a contract modification from the U.S. Navy for P-8A low rate initial production lot II support award.

Backlog at Defense, Space & Security decreased to $59 billion on run-off of multi-year contracts.

Additional Financial Information

Table 6. Additional Financial Information

	Third Quarter			Nine Months
(Dollars in Millions)	2011	2010	Change	2011	2010	Change
Revenues
Boeing Capital Corporation	$126	$170	(26%)	$416	$494	(16%)
Other segment	$33	$27		$107	$107
Unallocated items and eliminations	($147)	($161)		($324)	($273)
Earnings from Operations
Boeing Capital Corporation	$19	$45	(58%)	$133	$146	(9%)
Other segment	$92	($132)		$11	($254)
Unallocated items and eliminations	($306)	($227)		($704)	($462)
Other income/(expense), net	$49	($13)		$76	$20
Interest and debt expense	($121)	($130)		($374)	($384)
Effective tax rate	33.4%	32.7%		33.6%	38.8%

During the quarter, Boeing Capital Corporation’s (BCC) portfolio balance declined to $4.3 billion, down from $4.4 billion at the beginning of the quarter on portfolio run-off and asset sales. BCC’s earnings decreased due to a smaller portfolio and higher asset impairments. BCC’s debt-to-equity ratio rose to 6.2-to-1 on pre-funding of an early 2012 debt maturity.

The “Other” segment includes unallocated activities of Engineering, Operations and Technology, Shared Services Group as well as certain intercompany guarantees provided to BCC. During the quarter, Other segment earnings improved by $141 million as a result of assigning an upgraded credit rating to financing receivables with AirTran.

The loss in unallocated items and eliminations increased due to a one-time accounting adjustment for post-retiree medical of $161 million and higher pension expense. Total pension expense for the third quarter was $389 million, as compared to $280 million in the same period last year. A total of $331 million was allocated to the operating segments in the quarter, up from $301 million in the same period last year, and $58 million was recognized in unallocated items, compared to a benefit of $21 million in the same period last year.

Outlook

The company’s 2011 financial guidance (Table 7) has been updated to reflect the strong core performance in both businesses.

Table 7. Financial Outlook

(Dollars in Billions, except per-share data)	2011
The Boeing Company
Revenue	$68 - 70
Earnings Per Share (GAAP)	$4.30 - 4.40
Operating Cash Flow [1]	> $2.5
Boeing Commercial Airplanes
Deliveries [2]	~ 480
Revenue	$36 - 37
Operating Margin	9.0% - 9.5%
Boeing Defense, Space & Security
Revenue
Boeing Military Aircraft	$14.9 - 15.2
Network & Space Systems	$8.5 - 8.9
Global Services & Support	$8.1 - 8.4

Total BDS Revenue	$31.5 -32.5
Operating Margin
Boeing Military Aircraft	10.0 -10.5%
Network & Space Systems	7.0 - 7.5%
Global Services & Support	9.5 - 10.0%

Total BDS Operating Margin	9.0% -9.5%
Boeing Capital Corporation
Portfolio Size	Lower
Revenue	~$0.5
Return on Assets	> 1%
Research & Development	$3.7 - 3.9
Capital Expenditures	~$1.7
Pension Expense	$1.7

1	After cash pension contributions of $0.5 billion and assuming new aircraft financings under $0.5 billion.
2	2011 is sold out and includes the initial 787 and 747-8 deliveries (combined 15 to 20 units, of which approximately two-thirds are anticipated to be 747-8s).

Boeing’s 2011 earnings per share guidance is increased to between $4.30 and $4.40 per share, up from between $3.90 and $4.10 per share. Total company 2011 revenue is narrowed to between $68 and $70 billion.

Commercial Airplanes’ deliveries guidance is now approximately 480, down from between 485 and 495, on lower planned deliveries on development programs (now a combined 15 to 20 787 and 747-8 units, from 25 to 30 units). Approximately two-thirds of the development programs deliveries are anticipated to be 747-8s. Operating margin is improved to between 9.0 and 9.5 percent, from between 8.0 and 8.5 percent, reflecting strong core performance and the lower planned development program deliveries.

Defense, Space & Security’s operating margin is improved to between 9.0 and 9.5 percent, from approximately 9 percent, reflecting the strong performance to date.

BCC’s debt-to-equity ratio is expected to return to 5.0-to-1 in the first quarter of 2012 due to the repayment of maturing debt.

The company’s 2011 R&D forecast is unchanged at between $3.7 and $3.9 billion. 2012 R&D is expected to decrease by approximately $0.3 to $0.5 billion.

Capital expenditures for 2011 have been reduced to approximately $1.7 billion, down from approximately $2.0 billion.

Pension expense for 2011 is now expected to be $1.7 billion, down from $1.8 billion. Based on current interest rates and market conditions, pension expense in 2012 is estimated to be approximately $2.6 billion, of which approximately $1.0 billion is expected to be recorded in unallocated items and eliminations. 2012 pension expense will be determined at year end based on market conditions at that time.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measure (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently. The following definition is provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial customers, our suppliers and the worldwide market; (3) our commercial development programs, including the 787 and 747-8 commercial aircraft programs; (4) changing acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) changes in accounting estimates; (10) changes in the competitive landscape in our markets; (11) our non-U.S. operations, including sales to non-U.S. customers; (12) potential adverse developments in new or pending litigation and/or government investigations; (13) customer and aircraft concentration in Boeing Capital Corporation’s customer financing portfolio; (14) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (15) realizing the anticipated benefits of mergers, acquisitions, joint ventures, strategic alliances or divestitures; (16) the adequacy of our insurance coverage to cover significant risk exposures; (17) potential business disruptions related to physical security threats, information technology attacks or natural disasters; (18) work stoppages or other labor disruptions; (19) significant changes in discount rates and actual investment return on pension assets; and (20) potential environmental liabilities.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #

Contact:

Investor Relations:	Scott Fitterer or Jennifer Mack (312) 544-2140
Communications:	Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Nine months ended		Three months ended
	September 30		September 30
(Dollars in millions, except per share data)	2011	2010	2011	2010

Sales of products	$40,441	$39,017	$14,907	$14,077
Sales of services	8,739	8,739	2,820	2,890

Total revenues	49,180	47,756	17,727	16,967
Cost of products	(32,335)	(31,169)	(12,006)	(11,232)
Cost of services	(7,177)	(7,137)	(2,319)	(2,472)
Boeing Capital Corporation interest expense	(94)	(124)	(32)	(42)

Total costs and expenses	(39,606)	(38,430)	(14,357)	(13,746)

	9,574	9,326	3,370	3,221
Income from operating investments, net	202	187	52	74
General and administrative expense	(2,544)	(2,667)	(807)	(936)
Research and development expense, net	(3,005)	(2,987)	(901)	(986)
Gain on dispositions, net	20	9		14

Earnings from operations	4,247	3,868	1,714	1,387
Other income/(expense), net	76	20	49	(13)
Interest and debt expense	(374)	(384)	(121)	(130)

Earnings before income taxes	3,949	3,504	1,642	1,244
Income tax expense	(1,325)	(1,359)	(548)	(407)

Net earnings from continuing operations	2,624	2,145	1,094	837
Net gain/(loss) on disposal of discontinued operations, net of taxes of $0, $1, ($2) and $0	1	(2)	4

Net earnings	$2,625	$2,143	$1,098	$837

Basic earnings per share from continuing operations	$3.52	$2.91	$1.47	$1.13
Net gain/(loss) on disposal of discontinued operations, net of taxes

Basic earnings per share	$3.52	$2.91	$1.47	$1.13

Diluted earnings per share from continuing operations	$3.49	$2.89	$1.46	$1.12
Net gain/(loss) on disposal of discontinued operations, net of taxes

Diluted earnings per share	$3.49	$2.89	$1.46	$1.12

Cash dividends paid per share	$1.26	$1.26	$0.42	$0.42

Weighted average diluted shares (millions)	751.8	743.0	753.9	744.6

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

	September 30	December 31
(Dollars in millions, except per share data)	2011	2010

Assets
Cash and cash equivalents	$5,954	$5,359
Short-term and other investments	3,279	5,158
Accounts receivable, net	6,296	5,422
Current portion of customer financing, net	294	285
Deferred income taxes	31	31
Inventories, net of advances and progress billings	30,493	24,317

Total current assets	46,347	40,572
Customer financing, net	4,313	4,395
Property, plant and equipment, net of accumulated depreciation of $13,778 and $13,322	9,190	8,931
Goodwill	4,939	4,937
Acquired intangible assets, net	3,095	2,979
Deferred income taxes	3,709	4,031
Investments	1,109	1,111
Pension plan assets, net	6	6
Other assets, net of accumulated amortization of $697 and $630	1,455	1,603

Total assets	$74,163	$68,565

Liabilities and equity
Accounts payable	$8,502	$7,715
Accrued liabilities	11,213	13,802
Advances and billings in excess of related costs	14,320	12,323
Deferred income taxes and income taxes payable	1,955	607
Short-term debt and current portion of long-term debt	1,603	948

Total current liabilities	37,593	35,395
Accrued retiree health care	8,335	8,025
Accrued pension plan liability, net	9,848	9,800
Non-current income taxes payable	390	418
Other long-term liabilities	1,159	592
Long-term debt	10,777	11,473
Shareholders' equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	3,988	3,866
Treasury stock, at cost – 269,377,718 and 277,002,059 shares	(16,715)	(17,187)
Retained earnings	26,779	24,784
Accumulated other comprehensive loss	(13,146)	(13,758)

Total shareholders’ equity	5,967	2,766
Noncontrolling interest	94	96

Total equity	6,061	2,862

Total liabilities and equity	$74,163	$68,565

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended
	September 30
(Dollars in millions)	2011	2010

Cash flows—operating activities:
Net earnings	$2,625	$2,143
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	141	172
Depreciation	1,075	1,101
Amortization of acquired intangible assets	151	169
Amortization of debt discount/premium and issuance costs	11	15
Investment/asset impairment charges, net	50	127
Customer financing valuation provision	(220)	24
(Gain)/loss on disposal of discontinued operations	(1)	3
Gain on dispositions, net	(20)	(9)
Other charges and credits, net	358	103
Excess tax benefits from share-based payment arrangements	(35)	(17)
Changes in assets and liabilities –
Accounts receivable	(911)	(701)
Inventories, net of advances and progress billings	(8,245)	(4,686)
Accounts payable	1,447	235
Accrued liabilities	(449)	397
Advances and billings in excess of related costs	1,996	(303)
Income taxes receivable, payable and deferred	1,314	1,133
Other long-term liabilities	107	276
Pension and other postretirement plans	1,445	973
Customer financing, net	171	559
Other	82	122

Net cash provided by operating activities	1,092	1,836

Cash flows—investing activities:
Property, plant and equipment additions	(1,142)	(725)
Property, plant and equipment reductions	54	47
Acquisitions, net of cash acquired	(42)	(867)
Contributions to investments	(6,089)	(12,745)
Proceeds from investments	8,006	7,657
Reimbursement of Sea Launch guarantee payments		40
Receipt of economic development program funds	69	115
Purchase of distribution rights		(2)

Net cash provided/(used) by investing activities	856	(6,480)

Cash flows—financing activities:
New borrowings	789	30
Debt repayments	(895)	(655)
Repayments of distribution rights financing	(436)	(137)
Stock options exercised, other	106	71
Excess tax benefits from share-based payment arrangements	35	17
Employee taxes on certain share-based payment arrangements	(21)	(26)
Dividends paid	(932)	(945)

Net cash used by financing activities	(1,354)	(1,645)

Effect of exchange rate changes on cash and cash equivalents	1	(62)

Net increase/(decrease) in cash and cash equivalents	595	(6,351)
Cash and cash equivalents at beginning of year	5,359	9,215

Cash and cash equivalents at end of period	$5,954	$2,864

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Nine months ended		Three months ended
	September 30		September 30
(Dollars in millions)	2011	2010	2011	2010

Revenues:
Commercial Airplanes	$25,476	$23,650	$9,515	$8,749
Boeing Defense, Space & Security:
Boeing Military Aircraft	10,998	10,611	3,964	3,790
Network & Space Systems	6,706	7,021	2,276	2,344
Global Services & Support	5,801	6,146	1,960	2,048

Total Boeing Defense, Space & Security	23,505	23,778	8,200	8,182
Boeing Capital Corporation	416	494	126	170
Other segment	107	107	33	27
Unallocated items and eliminations	(324)	(273)	(147)	(161)

Total revenues	$49,180	$47,756	$17,727	$16,967

Earnings from operations:
Commercial Airplanes	$2,514	$2,379	$1,085	$1,017
Boeing Defense, Space & Security:
Boeing Military Aircraft	1,152	935	397	312
Network & Space Systems	520	493	179	152
Global Services & Support	621	631	248	220

Total Boeing Defense, Space & Security	2,293	2,059	824	684
Boeing Capital Corporation	133	146	19	45
Other segment	11	(254)	92	(132)
Unallocated items and eliminations	(704)	(462)	(306)	(227)

Earnings from operations	4,247	3,868	1,714	1,387
Other income/(expense), net	76	20	49	(13)
Interest and debt expense	(374)	(384)	(121)	(130)

Earnings before income taxes	3,949	3,504	1,642	1,244
Income tax expense	(1,325)	(1,359)	(548)	(407)

Net earnings from continuing operations	2,624	2,145	1,094	837
Net gain/(loss) on disposal of discontinued operations, net of taxes of $0, $1, ($2) and $0	1	(2)	4

Net earnings	$2,625	$2,143	$1,098	$837

Research and development expense, net:
Commercial Airplanes	$2,191	$2,102	$633	$711
Boeing Defense, Space & Security:
Boeing Military Aircraft	369	459	119	139
Network & Space Systems	320	327	109	106
Global Services & Support	84	99	22	30

Total Boeing Defense, Space & Security	773	885	250	275
Other segment	41		18

Total research and development expense, net	$3,005	$2,987	$901	$986

Unallocated items and eliminations:
Share-based plans	$(63)	$(112)	$(19)	$(22)
Deferred compensation	4	(84)	64	(47)
Pension	(216)	64	(58)	21
Post-retirement	(208)	(36)	(175)	(12)
Capitalized interest	(39)	(41)	(8)	(13)
Eliminations and other	(182)	(253)	(110)	(154)

Total	$(704)	$(462)	$(306)	$(227)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

	Nine months ended		Three months ended
Deliveries	September 30		September 30
Commercial Airplanes	2011	2010	2011	2010

737	281	281	100	100
767	14	9	5	3
777	53	56	21	21
787	1		1

Total	349	346	127	124

Boeing Defense, Space & Security
Boeing Military Aircraft
F/A-18 Models	38	39	13	15
F-15E Eagle	11	10	3	3
C-17 Globemaster	11	10	4	4
KC-767 International Tanker	1
CH-47 Chinook	22	13	6	5
AH-64 Apache		11		2
AEW&C	2	3	2

Network & Space Systems
Delta IV		1
Commercial and Civil Satellites		2
Military Satellites	2	1	1

	September 30	June 30	March 31	December 31
Contractual backlog (Dollars in billions)	2011	2011	2011	2010

Commercial Airplanes	$270.3	$259.9	$260.9	$255.6
Boeing Defense, Space & Security:
Boeing Military Aircraft	24.2	25.7	26.5	25.1
Network & Space Systems	9.5	9.4	9.4	9.6
Global Services & Support	12.9	13.0	13.9	13.7

Total Boeing Defense, Space & Security	46.6	48.1	49.8	48.4

Total contractual backlog	$316.9	$308.0	$310.7	$304.0

Unobligated backlog	$14.7	$15.6	$18.3	$16.9

Total backlog	$331.6	$323.6	$329.0	$320.9

Workforce	170,600	166,900	163,800	160,500